Exhibit 3(i)(13)

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

SECUREALERT, INC.

Pursuant to and in accordance with the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, as amended, (the "Act"), the undersigned, being the duly elected and acting Secretary of SecureAlert, Inc., a Utah corporation (the "Corporation") hereby declares and certifies as follows:

1.	The name of the Corporation is SecureAlert, Inc.

2.	The shareholders of the Corporation, in a meeting duly convened on December 21, 2011, approved the following amendment to the Articles of Incorporation (the "Amendment"), as heretofore amended:

FIRST: The first paragraph of "Article III, Capital Stock," is hereby amended by substituting the following paragraph in its place:

"The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock authorized to be issued is one billion, two hundred and fifty million (1,250,000,000) and the total number of shares of Preferred Stock authorized to be issued is twenty million (20,000,000). The Common Stock and the Preferred Stock shall each have a par value of $0.0001 per share."

3.           The Amendment specified above does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

4.           The Amendment specified above was adopted as of October 25, 2011, by the Board of Directors of the Corporation at a meeting duly convened for such purpose, and in accordance with the requirements of the Act and the Bylaws of the Corporation.  The Board of Directors unanimously recommended approval of the Amendment by the shareholders of the Corporation.

5.            The foregoing Amendment to the Articles of Incorporation of the Corporation was authorized and approved pursuant to section 16-10a-1003 of the Act by a vote of the majority of the Corporation’s shareholders entitled to vote at an Annual Meeting of the shareholders of the Corporation as follows:

(a)           The number of issued and outstanding shares of Common Stock, voting as a class and entitled to vote on the foregoing Amendment to the Articles of Incorporation was 509,599,927 of which 319,413,025 shares were represented in person or by proxy at the Annual Meeting, constituting a quorum of such issued and outstanding shares.

(b)           The number of shares of Common Stock voted at the Annual Meeting in person or by proxy in favor of the Amendment listed above was 314,651,199.  A total of 3,487,149 shares of Common Stock voted against such Amendment.  The number of shares of Common Stock voted in favor of the Amendment was sufficient to authorize the adoption of the Amendment and the filing of these Articles of Amendment.

(c)           The number of issued and outstanding shares of Series D Preferred present at the meeting and entitled to vote on the foregoing Amendment to the Articles of Incorporation was 44,853 of which 32,660 shares voted for, and 1,057 shares voted against the First Amendment referenced above, which was sufficient to approve the adoption of such Amendment and the filing of these Articles of Amendment to the Articles of Incorporation.

(d)           The number of issued and outstanding shares of Common Stock, on an as-converted basis, present at the Annual Meeting and entitled to vote on the foregoing Amendment to the Articles of Incorporation was 269,118,000 of which 195,960,000 shares voted for, and 6,342,000 shares voted against the First Amendment referenced above, which was sufficient to approve the adoption of such Amendment and the filing of these Articles of Amendment to the Articles of Incorporation.

(e)           No other class of stock was entitled to vote on the foregoing Amendment.

Such votes cast were sufficient for approval of the Amendment.

IN WITNESS WHEREOF, this Amendment to the Articles of Incorporation of the Corporation is executed this 28th day of December 2011.

SecureAlert, Inc.,
a Utah corporation

By /s/ Gordon O. Jesperson
Gordon O. Jesperson, Corporate Secretary